Council Bluffs, Iowa ----- May 9, 2018 Southwest Iowa Renewable Energy, LLC (“SIRE” or the "Company") announced its unaudited financial results for the three and six months ended March 31, 2018.

Results for the Second Quarter of Fiscal 2018 (Amounts in $ and 000's, except Book Value per Unit)

		Three Months Ended March 31, 2018	Three Months Ended March 31, 2017	Six Months Ended March 31, 2018	Six Months Ended March 31, 2017
•	Revenues	53,551	56,073	104,097	108,138
	Net Income (Loss)	(835)	2,065	346	7,697
	Gross Margin	356	3,489	3,064	10,672
	Modified EBITDA	1,983	5,410	6,148	13,606

	Balance at March 31, 2018	Balance at September 30, 2017
Total Debt	27,373	19,766
Book Value (Members' Equity)	105,674	111,991
Book Value per basic unit	7,929	8,403

SIRE reported net income of $0.3 million or $25.96 per basic unit for the six months ended March 31, 2018, compared to $7.7 million or $577.55 per basic unit for the six months ended March 31, 2017. SIRE reported net loss of $(0.8) million, or $(62.65) per unit, for the three months ended March 31, 2018, compared to a net income of $2.1 million, or $154.95 per basic unit, for the three months ended March 31, 2017.

SIRE revenue from operations was $104.1 million for the six months ended March 31, 2018, compared to $108.1 million for the six months ended March 31, 2017. SIRE revenue from operations was $53.6 million for the three months ended March 31, 2018, compared to $56.1 million for the three months ended March 31, 2017.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, and unrealized hedging gains and losses was $6.1 million for the six months ended March 31, 2018, compared to $13.6 for the six months ended March 31, 2017 and $2.0 million for the three months ended March 31, 2018, compared to $5.4 million for the three months ended March 31, 2017.

The Company's debt increased $7.7 million at March 31, 2018 compared to September 30, 2017, as our continued paydown of term debt was offset by short term borrowing requirements of $10.9 million.

SIRE's book value was lower at March 31, 2018 by $6.3 million compared to September 30, 2017, due primarily to the $6.7 million paid in member distributions in January 2018.

SIRE had $1.3 million in cash and cash equivalents and $21.0 million available under revolving loan agreements, for a total cash and available borrowings of $22.3 million at March 31, 2018. The cash flow provided by operating activities was $1.5 million compared to $7.5 million for the six months ended March 31, 2018 and 2017, respectively.

Brian Cahill, SIRE's President and CEO stated, “This first half of Fiscal 2018, we saw very tight margins, continuing the trends of the previous quarter. Corn prices have increased slightly per bushel as compared to Fiscal 2017. However, ethanol prices in the U.S. have been trending downwards over the past months, but we did see some price improvement in March of 2018. Demand for ethanol has been strong with the lower prices, both in the U.S. and abroad. The industry has continued to adjust and we expect margins to remain positive but are becoming more dependent on continued good export demand. Our distiller grains have also seen increased demand offset by reduced prices in the first half of Fiscal 2018 as compared to 2017, and a shift to a heavier weighting for wet distiller grains. We also have seen price improvement for distilled grains during the last quarter."
During the second quarter of Fiscal 2018, SIRE produced 31.9 million gallons of ethanol, compared to 31.1 million gallons during the first quarter of Fiscal 2017. For the first six months of Fiscal 2018, SIRE produced 63.6 million gallons of ethanol, compared to 61.0 million gallons in the first six months of Fiscal 2017. Cahill commented - "We continue to evaluate and implement new production technology. We will continue to focus on running the plant efficiently, increasing our ethanol yield, with a balance of optimizing the yield and profit."

About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 140 million gallon per year ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Summary Statements of Operations Unaudited (Dollars in thousands, except per unit data)

	For the three months ended March 31,		For the six months ended March 31,
	2018	2017	2018	2017
Revenues	$53,551	$56,073	$104,097	$108,138
Cost of Goods Sold	53,195	52,584	101,033	97,466
Gross Margin	356	3,489	3,064	10,672

General and administrative expenses	1,056	1,331	2,434	2,593
Interest and other (income) expense, net	135	93	284	382
Net Income (Loss)	$(835)	$2,065	$346	$7,697

Weighted Average Units Outstanding, Basic	13,327	13,327	13,327	13,327
Weighted Average Units Outstanding, Diluted	13,327	14,442	14,354	14,442
Net Income (Loss) per unit, Basic	$(62.65)	$154.95	$25.96	$577.55
Net Income (Loss) per unit, Diluted	$(62.65)	$142.99	$24.10	$532.96

Modified EBITDA

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, unrealized hedging gains and losses, and other significant noncash expenses was $6.1 million for the six months ended March 31, 2018, compared to the $13.6 million for the six months ended March 31, 2017 and $2.0 million for the three months ended March 31, 2018 , compared to $5.4 million for the three months ended March 31, 2017. The following sets forth the reconciliation of Net Income to Modified EBITDA for the periods indicated:

	For the three months ended		For the six months
	March 31, 2018	March 31, 2017	March 31, 2018	March 31, 2017
	Unaudited	Unaudited	Unaudited	Unaudited
	in 000's	in 000's	in 000"s	in 000's

Net Income (loss)	$(835)	$2,065	$346	$7,697
Interest expense, net	242	283	472	571
Depreciation	3,001	3,006	6,218	6,006
EBITDA	2,408	5,354	7,036	14,274

Unrealized Hedging (Gain)	(425)	56	(888)	(668)

Modified EBITDA	$1,983	$5,410	$6,148	$13,606

Statistical Information

	Three Months Ended March 31, 2018		Three Months Ended March 31, 2017
	Amounts in 000's	% of Revenues	Amounts in 000's	% of Revenues
Product Revenue Information
Denatured and Undenatured Ethanol	$43,018	80.3%	$44,918	80.1%
Distiller's Grains	$8,083	15.1%	$8,460	15.1%
Corn Oil	$2,155	4.0%	$2,433	4.3%
Other	$295	0.6%	$262	0.5%

	Six Months Ended March 31, 2018		Six Months Ended March 31, 2017
	Amounts in 000's	% of Revenues	Amounts in 000's	% of Revenues
Product Revenue Information
Denatured and Undenatured Ethanol	$82,739	79.5%	$86,529	80.0%
Distiller's Grains	$16,113	15.5%	$16,399	15.2%
Corn Oil	$4,713	4.5%	$4,712	4.3%
Other	$532	0.5%	$498	0.5%

Summary Balance Sheets
(Dollars in thousands)

	March 31, 2018	September 30, 2017
	(unaudited)
ASSETS
Current Assets
Cash & cash equivalents	$1,275	$1,487
Accounts receivable	12,945	13,295
Inventory	13,176	13,214
Other current assets	1,531	464
Total current assets	28,927	28,460
Net property, plant and equipment	114,655	118,226
Other assets	2,107	2,143
Total Assets	$145,689	$148,829

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable, derivative financial instruments and accrued expenses	7,108	11,574
Current maturities of notes payable	6,549	6,538
Total current liabilities	13,657	18,112
Total long term liabilities	26,358	18,726
Total members' equity	105,674	111,991
Total Liabilities and Members' Equity	145,689	148,829

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392